Exhibit 10.30

[GRAPHIC]

Private and Confidential

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Ted S. Waksman
Partner

US Unwired Inc.

901 Lake Shore Drive

Lake Charles, LA 70601

Attention:	Jerry E. Vaughn
Chief Financial Officer

January 30, 2003

Gentlemen:

This is to confirm the engagement of Brown Brothers Harriman & Co. (“BBH&Co.”) by Weil, Gotshal & Manges LLP (the “Firm”) to provide financial advisory services to the Firm on behalf of US Unwired Inc., its subsidiaries and affiliates (collectively “US Unwired” or the “Company”), in connection with the Company’s continuing review of strategic and financial opportunities, and other matters related to the ongoing operations and financing of US Unwired. Upon direction of the Board of Directors and senior management of US Unwired, BBH&Co.’s activities may also include such matters as, a merger or acquisition transaction (an “M&A Transaction”) involving US Unwired or one of its affiliates or subsidiaries, or the placement of debt or equity securities of the Company or an affiliate thereof (a “Financing Transaction”). If the Board of Directors wishes to engage BBH&Co. to provide services with respect to either an M&A Transaction or a Financing Transaction, a separate engagement letter will be entered into between the Company and BBH&Co. under market based terms. As part of this engagement, BBH&Co. will not directly participate in, nor receive compensation for financial advisory services directly related to the restructuring of the balance sheet of US Unwired, or its wholly owned subsidiary, Independent Wireless One (“IWO”), however, BBH&Co. may advise the Company with respect to its investment in IWO. This letter is to confirm our understanding with respect to our engagement.

As the Firm’s and the Company’s financial advisor pursuant thereto BBH&Co. is prepared, as requested and necessary, to provide the services described below, each of which shall be considered “Active Assistance” for purposes of this engagement:

(1)	advise and assist US Unwired in a strategic and financial review of its existing business and prospects;

(2)	assist in the development of the long-term business plan of the Company and related financial projections;

(3)	provide US Unwired management financial analysis support in the Company’s ongoing exploration of it strategic and financing alternatives;

US Unwired Inc

January 30, 2003

(4)	assist the Company in its ongoing discussions with Sprint PCS;

(5)	advise as to the probable valuation range obtainable from various financing transactions involving US Unwired, its subsidiaries or affiliates under current market conditions;

(6)	assist the Company in preparing descriptive material to assist existing or potential strategic partners or investors in a business and financial evaluation of US Unwired (the “Evaluation Materials”);

(7)	if requested, seek out existing or potential strategic partners or investors and, as appropriate, provide such parties with descriptive and financial material relating to US Unwired, its subsidiaries or affiliates;

(8)	assist the Company in assessing the respective interest of strategic or financial partners is consummating a transaction involving US Unwired;

(9)	assist the Company’s management in preparing for and engaging in direct discussions with potential strategic or financial partners concerning the business and financial performance and prospects of US Unwired;

(10)	assist the Company in preparing various supplementary material that existing or potential strategic partners or investors might reasonably request;

(11)	assist in designing, presenting, discussing, and evaluating specific transactions to be proposed to, or discussed with, potential lenders, investors or strategic partners;

(12)	attend meetings between US Unwired and existing potential lenders, investors or strategic partners, and participate in negotiations with respect to the terms of any proposed transaction;

(13)	advise on the consequences of financial-market-related developments for the timing and success of any proposed transaction;

(14)	to the extent necessary or useful, assist in coordinating the activities of other professional firms whose services may be required by the Company, including attorneys, accountants, consultants, financial advisors, and others; and

(15)	provide such other advisory services as are customarily provided in engagements of this type or as reasonably requested by the Firm or the Company.

In providing the services described above, BBH&Co. agrees that it will not release without the prior approval of the Company any information concerning US Unwired that is designated by the Company to be confidential with respect to potential investors. In performing its services hereunder, BBH&Co. will be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by, or on behalf of, the Company and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets.

US Unwired Inc

January 30, 2003

In consideration of our services, the Company shall pay BBH&Co. a monthly retainer fee (the “Retainer Fee”) of $75,000 per month for the first four (4) months of this engagement, and $60,000 per each month thereafter until termination of this Agreement. The first monthly payment of $75,000 shall be remitted to BBH&Co. by wire transfer concurrent with the commencement of advisory services as contemplated in this engagement letter, with each monthly payment thereafter due and payable on the monthly anniversary thereof. (See attached funds transfer instructions).

Additionally, BBH&Co. shall be reimbursed for all reasonable out-of-pocket disbursements in connection with its activities hereunder. Reasonable out-of-pocket disbursements include, but are not limited to, travel and hotel accommodations of BBH&Co. project members in connection with this engagement (including any travel required by BBH&Co. professionals among BBH&Co.’s offices in connection with this engagement), and reasonable legal fees and expenses of BBH&Co.’s outside legal counsel in connection with work performed in connection with the preparation of this engagement letter. Reimbursement payments shall be paid on a monthly basis by US Unwired upon invoice by BBH&Co.

If the Board of Directors of US Unwired Inc. reasonably determines that US Unwired or IWO has successfully completed negotiations and/or transactions that resulted in the preservation or improvement in the long-term equity value of US Unwired attributable to the current equity owners of US Unwired Inc., US Unwired shall pay to BBH & Co. a Success Fee equal to between $250,000 and $750,000 (as determined by such Board of Directors).

The Company hereby agrees to indemnify and hold harmless BBH&Co. and its affiliates and the respective partners, officers, agents, and employees of BBH&Co. and its affiliates (each of the foregoing, including BBH&Co. being hereinafter referred to as an “Indemnified Person”) from and against any and all losses, claims, expenses, damages, judgments, and other liabilities joint or several (collectively, “Liabilities”), relating to, arising out of, or in connection with BBH&Co.’s engagement hereunder (the “Engagement”), and the Company further agrees to reimburse each Indemnified Person for all reasonable fees end expenses (including reasonable fees and disbursements of counsel) (collectively, “Expenses”) as they are incurred in investigating, preparing, pursuing, defending or providing evidence in, any claim, action, proceeding, or investigation, whether or not pending or threatened and whether or not any Indemnified Person is a party thereto, relating to, arising out of, or in connection with the Engagement. The Company will not be liable, however, for Liabilities (and related Expenses) to the extent that they are finally judicially determined to have resulted from the willful misconduct or gross negligence of any Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with the Engagement except for any Liabilities (and related Expenses) incurred by the Company that are finally judicially determined to have resulted from the willful misconduct or gross negligence of such Indemnified Person. In the event that an Indemnified Person is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any affiliate of the Company in which such Indemnified Person is not named as a defendant, the Company agrees to reimburse BBH&Co. for all reasonable expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of legal counsel.

US Unwired Inc

January 30, 2003

If the indemnification provided for in the immediately preceding paragraph of this letter is judicially determined to be unavailable (other than in accordance with the terms hereof) to any Indemnified Person in respect of any Liabilities then, in lieu of indemnifying such Indemnified Person hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Person in respect of such Liabilities (and Expenses relating thereto) in such proportion as is appropriate to reflect the relative economic interests of the relevant Indemnified Person, on the one hand, and the Company and its Stockholders, on the other hand, in the transactions which are the subject matter of the Engagement, as well as the relative fault of such persons; provided that in no event shall the amount paid or payable by all Indemnified Persons as a group exceed the aggregate amount of fees actually received by BBH&CO. under this letter.

The Company will not, without BBH&Co.’s prior written consent, not to be unreasonably withheld, settle, compromise, consent to the entry of any judgment in, or otherwise seek to terminate any action, claim, suit, or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent, or termination includes a release of each Indemnified Person from any Liabilities arising out of such action, claim, suit, or proceeding. The Company will not disclose (except if required by law) the terms of any such settlement and will use its best efforts to have all other parties to the settlement agree that they will keep it confidential (except if required by law).

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state. This letter agreement may not be amended or otherwise modified except by an instrument signed by both BBH&Co. and US Unwired. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision of this letter agreement, which shall remain in full force and effect

BBH&Co. will not have any obligations in connection with the placement of the Company’s securities contemplated by this Agreement except as expressly provided in this Agreement. BBH&Co. has accepted this engagement on a “best efforts” basis; provided however, that this Agreement does not imply any obligation on the part of BBH&Co. to provide such equity or debt capital to the Company and in no event shall BBH&Co. be obligated to purchase the securities of the Company for its own account or otherwise place the Company’s securities with any person.

BBH&CO.’s engagement as the Firm’s and US Unwired’s financial advisor hereunder is subject to the right of termination by either party upon 30 days written notice. It is understood that the confidentiality, indemnification, and contribution provisions of this letter shall survive and remain in full force and effect regardless of the completion of our services under, or any termination of, this letter.

It is also understood that, upon any termination (or expiration) of this letter, BBH&Co. will be entitled to prompt payment of all fees accrued prior to such termination (or expiration) and reimbursement of all out-of-pocket expenses.

It is understood that the Firm shall have no responsibility for any of the payments to be made to BBH&Co or any other person pursuant to this letter.

US Unwired Inc

January 30, 2003

*    *    *

The financial advisory services contemplated herein are to be provided by the Corporate Finance Department of BBH&Co. and shall be under the primary supervision of Jeffrey B. Meskin, Senior Vice President, who may be joined from time to time by Partners and other executives of the firm.

If the foregoing accurately sets forth our understanding, please execute the enclosed copy of this letter below and return same to us.

Yours very truly,

Brown Brothers Harriman & Co.

By:	/s/ Jeffrey B. Meskin
Jeffrey B. Meskin
Senior Vice President

Accepted and Agreed:

US UNWIRED INC.

By:	/s/ Jerry E. Vaughn
Jerry E. Vaughn, Chief Financial Officer

Date:	2 - 4 - 03

WEIL, GOTSHAL & MANGES LLP

By:	/s/ Ted S. Waksman
Ted S. Waksman, Partner

Date:	2/4/03